CONSENT OF THOMAS GARAGAN

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled “Otjikoto Gold Mine, Namibia NI 43-101 Technical Report” dated March 19, 2019, (ii) the report titled “NI 43-101 Technical Report Feasibility Study on the Fekola Gold Project in Mali” dated effective June 30, 2015, (iii) the report titled “Masbate Gold Operation, Republic of Philippines, NI 43-101 Technical Report on Operations” dated effective December 31, 2016, (iv) mineral resource estimates for the Otjikoto project, (v) mineral resource estimates for the Masbate project, (vi) mineral resource estimates for the Fekola project, (vii) mineral resource estimates for the Anaconda Zone, (viii) mineral resource estimates for El Limon Central, (ix) mineral resource estimates for the Toega Project, (x) scientific and technical information regarding exploration matters contained in the Annual Information Form which appears as Exhibit 99.1 to B2Gold Corp’s Annual Report on Form 40-F, (xi) scientific and technical information regarding exploration matters contained in the Management’s Discussion and Analysis which appears as Exhibit 99.3 to B2Gold Corp’s Annual Report on Form 40-F, (xii) the material change report of B2Gold Corp. dated effective March 26, 2019 with respect to the expansion study preliminary economic assessment for the Fekola mine, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ Thomas Garagan
Thomas Garagan

June 17, 2019